EXHIBIT 10.12

SECURITIES ESCROW AGREEMENT

This Securities Escrow Agreement (this “Agreement”) is made and entered into as of ___, 2007, by and among LaSalle Bank National Association, a national banking association (“Escrow Agent”), 2020 ChinaCap Acquirco, Inc., a Delaware corporation (the “Company”), the undersigned initial stockholders of the Company (each, an “Initial Stockholder” and collectively, the “Initial Stockholders”), and Win Wide International, Ltd., a British Virgin Islands international business company (the “Initial Warrantholder”), with reference to the following facts:

A. The Company has entered into an Underwriting Agreement dated                     , 2007 (“Underwriting Agreement”), with Morgan Joseph & Co. Inc. (the “Representative”) acting as representative of the underwriters party thereto (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 7,500,000 units (“Units”) of the Company, and up to an additional 1,125,000 Units if the Underwriters’ over-allotment option is exercised in full. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final prospectus, dated                     , 2007 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333 ___) under the Securities Act of 1933, as amended, declared effective on ________, 2007 (“Registration Statement”).

B. In order to facilitate the public offering of the Units, each Initial Stockholder has agreed to deposit in escrow, as hereinafter provided, all shares of Common Stock that such Initial Stockholder owns as of the date hereof, as set forth opposite his name in Exhibit A attached hereto (collectively “Escrow Shares”).

C. The Company has entered into a Warrant Purchase Agreement dated ________, 2007 (the “Warrant Purchase Agreement”) with the Initial Warrantholder, pursuant to which the Initial Warrantholder has agreed to purchase 1,500,000 warrants (the “Insider Warrants” and, together with the Escrow Shares, the “Escrow Securities”) in a private placement transaction, all as more fully described in the Registration Statement. In order to facilitate the public offering of the Units, the Initial Warrantholder has agreed to deposit in escrow, as hereinafter provided, all of the Insider Warrants.

D. The Company, the Initial Stockholders and the Initial Warrantholders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:

1. Appointment of Escrow Agent. The Company, the Initial Stockholders and the Initial Warrantholder hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Securities. On or before the effective date of the Registration Statement, (a) each Initial Stockholder shall deliver to the Escrow Agent the certificates representing such Initial Stockholder’s Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement, and (b) the Initial Warrantholder shall deliver to the Escrow Agent a certificate representing the Initial Warrantholder’s Insider Warrants. Each Initial Stockholder acknowledges that the certificates representing the Escrow Shares shall bear a legend to reflect the deposit of such Escrow Shares under this Agreement. The Initial Warrantholder acknowledges that the certificate representing the Insider Warrants shall bear a legend to reflect the deposit of the Insider Warrants under this Agreement.

3. Disbursement of the Escrow Securities.

3.1 The Escrow Agent shall hold the Escrow Shares until six months after the closing date of a “Business Combination”, as such term is defined in the Registration Statement (the “Escrow Period”), on which date the Escrow Agent shall, upon written instructions from each Initial Stockholder, disburse to such Initial Stockholder such stockholder’s respective Escrow Shares; provided, however, that:

3.1.1 [Reserved];

3.1.2 if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly return to the Company for cancellation the certificates representing the Escrow Shares; and

3.1.3 if, after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of an Officer’s Certificate certifying that such transaction is then being consummated, release the Escrow Shares to the Initial Stockholders.

The Escrow Agent shall have no further duties hereunder with respect to the Escrow Shares after the disbursement or return to the Company for cancellation of the Escrow Shares in accordance with this Section 3.1 (the date on which such disbursement and/or return to the Company of Escrow Shares occurs is referred to herein as the “Share Release Date”).

3.2 The Escrow Agent shall hold the Insider Warrants until the Escrow Agent receives a certificate executed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of Directors of the Company (the “Officer’s Certificate”), in form reasonably acceptable to the Escrow Agent, certifying that the Company has consummated a Business Combination; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then immediately prior to the effectiveness of such liquidation, the Escrow Agent shall promptly return to the Company for cancellation the certificates representing the Insider Warrants and the Insider Warrants shall no longer be considered issued and outstanding securities of the Company. The Escrow Agent shall have no further duties hereunder with respect to the Insider Warrants after the disbursement or return to the Company for cancellation of the Insider Warrants in accordance with this Section 3.2 (the date on which such disbursement and/or return to the Company of Insider Warrants occurs is referred to herein as the “Warrant Release Date”).

3.3 The Company agrees to notify the Escrow Agent in advance of any anticipated Share Release Date or Warrant Release Date and upon the occurrence thereof. The Escrow Agent shall rely upon an Officer’s Certificate that certifies that the Share Release Date or Warrant Release Date, as applicable, has occurred, and shall not be required to disburse the Escrow Securities unless and until it receives such Officer’s Certificate. The Escrow Agent shall rely exclusively on the Officer’s Certificate and shall have no responsibility to independently ascertain the occurrence of any of the dates described in Sections 3.1 or 3.2 hereof.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Rights as an Initial Stockholder. Except as provided in this Section 4 and the Insider Letter (as defined below), each Initial Stockholder shall retain all rights as a stockholder of the Company with respect to such stockholder’s Escrow Shares during the Escrow Period, including, without limitation:

4.1.1 the right to vote; and

4.1.2 the right to receive dividends and distributions, with cash dividends paid to the Initial Stockholder and dividends paid in stock or other non-cash property (“Non-Cash Dividends”) delivered to the Escrow Agent to hold in accordance with the terms hereof (and the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed with respect to any Escrow Shares held by the Escrow Agent prior to the distribution).

4.2 Restrictions on Transfer.

4.2.1 During the Escrow Period, each Initial Stockholder agrees not to sell, transfer or assign any or all of the Escrow Shares except (a) by gift to an immediate family member of the Initial Stockholder or to a trust, the beneficiary of which is the Initial Stockholder or a member of the immediate family of the Initial Stockholder; (b) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (c) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement as an Initial Stockholder and of the Insider Letter signed by the transferring Initial Stockholder transferring the Escrow Shares. During the Escrow Period, each Initial Stockholder agrees not to hypothecate, pledge, grant a security interest in or otherwise encumber the Escrow Shares or the Initial Stockholder’s rights under this Agreement. For purposes of this Agreement, “Insider Letter” means a letter agreement between the Initial Stockholder, the Representatives and the Company substantially in the form of Exhibit ___ to the Registration Statement setting forth certain rights and obligations of the Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

4.2.2 During the Escrow Period, the Initial Warrantholder agrees not to sell, transfer, assign, hypothecate, pledge, grant a security interest in or otherwise encumber the Insider Warrants or the Initial Warrantholder’s rights under this Agreement.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any expenses, including counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. Escrow Agent’s right to receive fees and the reimbursement of expenses is set forth in detail in a separate writing between Escrow Agent and Company.

5.4 Further Assurances. From time to time on and after the date hereof, the Company, the Initial Stockholders and the Initial Warrantholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto written notice, and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and the holders of a majority of the Escrow Shares, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Governing Law; Venue. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any court of the State of New York or the courts of the United States of America for the Southern District of New York.

6.2 Third-Party Beneficiaries. The Initial Stockholders hereby acknowledge that the Underwriters are third-party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Representative.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. Each of the Initial Stockholders, the Initial Warrantholder, the Escrow Agent and the Company hereby represents that such party has the full right and power and, to the extent applicable, has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and the Underwriters, and their respective legal representatives, successors and assigns.

6.6 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be deemed to have been duly given when sent by Express Mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by facsimile transmission or by email transmission (subject to electronic confirmation of receipt); provided, however, that an original copy of any notice, consent or request sent by facsimile transmission or by email transmission also shall be delivered to the addressee of such notice, consent or request by Express Mail or similar private courier service within two (2) business days after such initial transmission:

If to the Company, to:

2020 ChinaCap Acquirco, Inc.
221 Boston Post Road East
Suite 410
Marlborough, MA 01752
Attn:	George Lu, CEO
Telephone:	(508) 6224-4948
Fax:	(508) 624-4988
Email:	george@georgelu.com

If to an Initial Stockholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

LaSalle Bank National Association
Global Escrow Services
135 South LaSalle Street, Suite 1563
Chicago, IL 60603
Attention:	Mark Loiacono
Telephone:	(312) 904-6836
Fax:	(312 904-4019
Email:	mark.loiacono@abnamro.com

A copy of any notice sent hereunder shall be sent to:

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020
Attn:	Scott George
Telephone:	(312) 284-2505
Fax:	(312) 284-2515
Email:	SGeorge@morganjoseph.com

and:

Ungaretti & Harris LLP
Three First National Plaza
Suite 3500
Chicago, IL 60602
Attn:	Gary I. Levenstein, Esq.[ ]
Telephone:	(312) 977-4108
Fax:	(312) 977-4405
Email:	gilevenstein@uhlaw.com

and:

Seyfarth Shaw LLP
131 S. Dearborn Street
Suite 2400
Chicago, IL 60603
Attn:	Michel J. Feldman, Esq.
Telephone:	(312) 460-5613
Fax:	(312) 460-7613
Email:	mfeldman@seyfath.com

Any party to which notice or a copy thereof is to be delivered may change the person and address to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

6.8 Waiver of Claims Against Trust. The Escrow Agent acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

[signatures follow on next page]

WITNESS the execution of this Agreement as of the date first above written.

2020 CHINACAP ACQUIRCO, INC.

By:
Name: G. George Lu
Title: Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION as Escrow Agent

By:
Name:
Title:

INITIAL STOCKHOLDERS:

G. George Lu

Louis Fook Sun Koo

Yuxiao Zhang

Jianming Yu

William Hsu

William Sharp

Jun Lei

Donald Sull

2020 STRATEGIC INVESTMENTS, LLC, a Nevis limited liability company

By: 2020 INTERNATIONAL CAPITAL GROUP LIMITED, a Cayman Islands Company
Its:	Manager

By:
G. George Lu, Authorized Signatory

FAME MOUNT LIMITED

By:
Jianming Yu, Authorized Signatory

WARRANTHOLDER:

WIN WIDE INTERNATIONAL LTD., a British Virgin Islands international business company

By:
G. George Lu, Chief Executive Officer

EXHIBIT A

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter
2020 Strategic Investments, LLC, a Nevis limited liability company 1503 Ruttonjee House Duddell Street, Central Hong Kong	1,312,504	10	[ ]

G. George Lu 221 Boston Post Road East Suite 410 Marlborough, MA 01752	100 70,212	1 2	[ ]

Louis Fook Sun Koo 1503 Ruttonjee House Duddell Street, Central Hong Kong	70,312	3	[ ]

Yuxiao Zhang Xingda International Holdings Limited Rm 03-08.30F, Shanghai Mart, No. 2299 Yanan Road (W) Shanghai The People’s Republic of China	70,312	4	[ ]

Jianming Yu New Horizon Fund Jin Bao tower, 12th Floor 89 Jin Bao Street Beijing The People’s Republic of China 100005	70,312	5	[ ]

William Hsu CDH Venture Capital Management Suite 318, Tower B, Grand Pacific Trade Centre 8A Guanghua Road Beijing The People’s Republic of China 100026	70,312	6	[ ]

William Sharp Global Industrial Consulting 47 S. Wheaton Road Akron, OH 44313	70,312	7	[ ]

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter
Jun Lei 20F Baiyan Building No. 238 Beisihuan Zhong Road Haidian District, Beijing The People’s Republic of China 100083	70,312	8	[ ]

Donald Sull London Business School London, NW1 4SA United Kingdom	70,312	9	[ ]